Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Chesapeake Energy Corporation of our report dated February 27, 2019, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the Company accounts for oil and natural gas exploration and development activities discussed in Notes 1 and 2, as to which the date is May 9, 2019, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Chesapeake Energy Corporation’s Current Report on Form 8-K dated May 9, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Oklahoma City, Oklahoma
January 10, 2020